Exhibit 99.1

PORTOLA PACKAGING REPORTS FOURTH QUARTER AND FY 2003 RESULTS

SAN JOSE, CA—November 18, 2003 - Portola Packaging, Inc. today reported results for its fourth quarter and fiscal year ended August 31, 2003. Sales for the fourth quarter were $58.5 million compared to $55.6 million for the same quarter of the prior year, an increase of 5.2%. For fiscal year 2003, sales were $215.3 million compared to $210.7 million for fiscal year 2002, an increase of 2.2%. The Company had operating income of $6.6 million for the fourth quarter of fiscal 2003 compared to operating income of $7.6 million for the fourth quarter of fiscal 2002, a decrease of 13.2%. For the full fiscal year 2003, the Company had operating income of $13.1 million compared to operating income of $18.1 million for fiscal year 2002. The Company reported net income of $1.0 million for the fourth quarter of fiscal 2003 compared to net income of $4.4 million for the same period of fiscal year 2002 and a net loss of $1.7 million for the fiscal year 2003 compared to net income of $4.6 million for the fiscal year 2002.

      During fiscal 2003, the Company incurred pretax restructuring charges of $0.4 million. Gross profit increased $0.3 million to $15.6 million for the fourth quarter of fiscal 2003 as compared to $15.3 million for the same quarter of the prior year. For the full fiscal year 2003, gross profit was $48.6 million compared to $53.6 million for the same period in fiscal 2002. As a percentage of sales, gross profit decreased to 22.6% for the full fiscal 2003 compared to 25.4% for the same period in fiscal 2002.

      EBITDA(a), (c) decreased 16.5% to $11.6 million in the fourth quarter of fiscal 2003 compared to $13.9 million in the fourth quarter of fiscal 2002 and decreased 18.7% to $31.7 million for the full fiscal year 2003 from $39.0 million for fiscal year 2002. Adjusted EBITDA(b), (c), which excludes the effect of restructuring charges, warrant interest (income) expense and (gains) losses on foreign exchange, decreased 5.6% to $11.7 million in the fourth quarter of fiscal 2003 compared to $12.4 million in the fourth quarter of 2002 and decreased 15.1% to $32.0 million for the full fiscal 2003 from $37.7 million for the same period in fiscal 2002.

      On September 19, 2003, the Company acquired the stock and related assets of Tech Industries, Inc. located in Woonsocket, Rhode Island for approximately $35.7 million. Tech Industries Inc. is a leading manufacturer of plastic closures and containers for the personal care and cosmetic industries and had sales of approximately $30.5 million in fiscal year ended December 29, 2002. To finance the acquisition in part, the Company entered into an amendment to its senior credit facility. The amended agreement increased the senior secured revolving credit facility from $50.0 million to $54.0 million, subject to a borrowing base of eligible receivables and inventory, plus net property and equipment.

CONFERENCE CALL:
      Portola Packaging, Inc. executives will hold a conference call to discuss the fourth quarter and fiscal year 2003 results. The conference call is scheduled for November 19, 2003 at 10:00 A.M. Pacific Standard Time. The United States Dial-In Number is 888-423-3276. The International Dial-In Number is 651-291-5254. This press release and any additional financial and operating information, if any, will be available under the “in the news” section on the Company’s web site at www.portpack.com.

ABOUT PORTOLA PACKAGING, INC.:
      Portola Packaging is a leading designer, manufacturer and marketer of tamper evident plastic closures used in dairy, fruit juice, bottled water, sports drinks, institutional food products and other non-carbonated beverage products. The Company also produces a wide variety of plastic bottles for use in the dairy, water and juice industries, including various sized high-density bottles, as well as five-gallon polycarbonate water bottles. In addition, the Company designs, manufactures and markets capping equipment for use in high-speed bottling, filling and packaging production lines as well as manufactures and markets customized five-gallon water capping and filling systems. The Company is also engaged in the manufacture and sale of tooling and molds used in the blow molding industry. For more information about Portola Packaging, visit the Company’s web site at www.portpack.com.

ABOUT TECH INDUSTRIES, INC.:
      Tech Industries, Inc. is a leading manufacturer and marketer of plastic packaging components to the cosmetic, fragrance and toiletries industry. The company’s capabilities include injection and compression molding, thermal and ultraviolet metallizing, ultraviolet one coat spray technologies, silk screening, hot stamping, lining and multiple component assembly. In addition to offering the largest stock line of closures in the industry, with over 450 styles and sizes, the company has a complementary line of heavy wall PETG and polypropylene jars. For more information about Tech Industries, Inc., visit the company’s web site at www.techindustries.com.

FOR ADDITIONAL INFORMATION CONTACT:

Jack L. Watts	Portola Packaging, Inc.
Chairman and Chief Executive Officer	890 Faulstich Court
(408) 573-2345	San Jose, CA 95112
Web Site: www.portpack.com

James A. Taylor	Phone:	(408) 573-2000
President and Chief Operating Officer		(800) 767-8652
(408) 573-2074	Fax:	(408) 453-8462
	Email:	Info@mail.portpack.com

Dennis L. Berg
Vice President and Chief Financial Officer
(408) 573-2039

PORTOLA PACKAGING, INC.

Financial Results
(in millions)

	Q4 03	YTD 03	Q4 02	YTD 02

Sales	$58.5	$215.3	$55.6	$210.7
Cost of sales	42.9	166.7	40.3	157.1

Gross profit	15.6	48.6	15.3	53.6
Gross profit %	26.7%	22.6%	27.5%	25.4%
SG&A, R&D and amortization	9.0	35.1	7.7	35.5
Restructuring costs	—	0.4	—	—

Operating income	6.6	13.1	7.6	18.1
Income on note	—	—	(1.9)	(1.9)
Income on dissolution of JV	—	—	(0.5)	(0.5)
Other expense, net	3.2	12.7	3.4	13.7

Income before income taxes	3.4	0.4	6.6	6.8
Income tax expense	2.4	2.1	2.2	2.2

Net income (loss)	1.0	(1.7)	4.4	4.6

Add:
Interest, net	3.2	12.4	2.3	12.2
Income tax expense	2.4	2.1	2.2	2.2
Depreciation expense	4.4	17.0	4.5	17.7
Amortization of intangibles	0.4	1.1	0.3	1.5
Amortization of debt financing costs	0.2	0.8	0.2	0.8

EBITDA (a), (c)	11.6	31.7	13.9	39.0
EBITDA % (a), (c)	19.8%	14.7%	25.0%	18.5%
Adjustments to EBITDA (a), (c):
Income on note	—	—	(1.1)	(1.1)
Income on dissolution of JV	—	—	(0.5)	(0.5)
Restructuring costs	—	0.4	—	—
Other	0.1	(0.1)	0.1	0.3

Adjusted EBITDA (b), (c)	11.7	32.0	12.4	37.7
Adjusted EBITDA % (b), (c)	20.0%	14.9%	22.3%	17.9%

	August 31, 2003	August 31, 2002

Current assets	$49.8	$46.8
Property, plant and equipment, net	66.0	71.5
Other assets	17.0	18.3

Total assets	132.8	136.6

Current liabilities	38.7	28.7
Long-term debt	116.6	120.1
Warrants	1.3	10.4
Other liabilities	2.3	2.3

Total liabilities	158.9	161.5

Other equity	4.6	4.1
Accumulated deficit	(30.7)	(29.0)

Total equity	(26.1)	(24.9)

Total liabilities and shareholders’ equity (deficit)	132.8	136.6

(a)	EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, net interest expense (including amortization of debt issuance costs and warrant interest income) and amortization of intangible assets.

(b)	Adjusted EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, net interest expense, amortization of debt issuance costs, amortization of intangible assets, impairment of intangible assets, restructuring costs, and gains and losses on both foreign exchange and sale of assets. Adjusted EBITDA for fourth quarter of fiscal year 2002 and full fiscal year 2002 exclude as a separate component other income of $0.5 million and $1.1 million recognized on the dissolution of a joint venture and recovery with respect to a promissory note payable to the Company, respectively. Adjusted EBITDA for the full fiscal year 2003 excludes restructuring costs of $0.4 million.

(c)	EBITDA and Adjusted EBITDA are not intended to represent and should not be considered more meaningful than, or an alternative to, net income (loss), cash flow or other measures of performance in accordance with generally accepted accounting principles. EBITDA and Adjusted EBITDA data are included because the Company understands that such information is used by certain investors as one measure of an issuer’s historical ability to service debt and because certain restrictive covenants in the Indenture are based on a term very similar to the Company’s Adjusted EBITDA.

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